SATELLITE SERVICE AGREEMENT

1.       OVERVIEW

This Agreement, made between Clear Channel Satellite Services (referred to herein as "CCSS"), with its principal office located at 7042 S. Revere Parkway, Suite 450, Englewood, Colorado, USA, and the customer, identified hereinafter as "Client," and is effective on the date of signature below ("Effective Date") by the Authorized Representatives of both CCSS and the Client. This Agreement may consist of several counterparts, which taken together shall constitute but one instrument. This Agreement consists of the Satellite Service Agreement and any other Supplemental Addenda incorporated by reference and made part hereof.

Client Name:                        SkyFrames, LLC

Address:                   1111 Town and Country Road
                           Building 30
                           Orange, CA 92868
Phone:                     714-473-6736
Fax:                       714-836-0871

WHEREAS: CCSS and the Client (collectively, the "Parties") have reached agreement concerning the provision of satellite services, and in consideration of the mutual covenants herein expressed, the Parties, through their authorized agents or officers, hereby agree to the Terms and Conditions below.

2.       GLOSSARY

         Agreement: This Service Agreement and Appendices and Attachments specifically referenced in this Agreement. CCSS Personnel: Agents, employees or subcontractors engaged by CCSS. Client Personnel: Agents, employees, contractors or remarketers engaged by Client. Commercially
         Operational: A satellite or a transponder that is capable of carrying communications traffic. Contract Date: As to each service or transponder on the Satellite, the first date on which a binding agreement for the taking of such service or purchase of such transponder has been executed by both the client and CCSS. Notwithstanding the foregoing, any service provided to the United States government or any department or agency thereof, whether through a prime contract or a subcontract shall be deemed to have a Contract Date prior to the Contract Date of this Agreement. Earth Station: The antennas and associated ground facilities equipment used to transmit
         communications  signals  via  a  communications   satellite  in  space.
         End-of-Life (EOL): The date on which, in The Satellite Operator's reasonable judgment, a satellite should be taken out of service because of insufficient fuel. Failed Satellite or Satellite Failure: A satellite: (1) on which one or more of the basic subsystems fail, rendering the use of the satellite for its intended purposes impractical, as determined by The Satellite Operator in its reasonable business judgment, or on which


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         more than one-half of the  transponders are transponder  failures,  and
         (2) that The Satellite Operator has declared a failure. Failed Transponder or Transponder Failure: With respect to any transponder used to provide service to Client under this Agreement, any of the following events:
                  1.       Such   Transponder   is  subject   to  a   continuous
                           Interruption  or more  than  one  hundred  twenty-one
                           (121)  hours;   (For  purposes  of  this  definition,
                           measurement  of  periods  of  Interruption  hereunder
                           shall commence when Client has notified The Satellite
                           Operator thereof.);
                  2.       Ten  (10) or  more  Outage  Units  shall  occur  with
                           respect to such Transponder  within any seven hundred
                           twenty (720) hours.
                  3. Where it is reasonably and mutually ascertainable by The Satellite Operator and Client, by the number and nature of the
Interruption(s) that the
                           Transponder  has  failed  or is about to fail.  Fully
         Protected Service or Fully Protected Transponder: A satellite service or transponder that, if restoration thereof is needed as a result of a satellite failure, or as a result of a transponder failure under circumstances in which no Protection Transponder is available on the satellite on which such satellite service or transponder is located, is entitled to restoration, subject to availability of facilities and to the conditions of the applicable contract, on another satellite.
         Interruption: Any period during which a transponder fails to meet the transponder Performance Specifications and such circumstances preclude the use of the transponder for its intended purpose. Where the Client utilizes a portion of or the entire transponder for multiple services, outage credits will be given to the Client on the basis of the actual number of services that are rendered unusable or interrupted in relation to the total number of services provided to that client on the transponder. Non-Preemptible Service or Non-Preemptible Transponder: A satellite service or transponder that may not be preempted at any time to restore a Protected Service or Protected Transponder, but that is not entitled to be restored by preempting a Preemptible Service or Preemptible Transponder. Outage Unit: An Interruption of a transponder for a period of fifteen (15) minutes or more. Party: One of the signatories to this Agreement. Person: Any individual, corporation,
         partnership,   joint  venture,   association  or  other  legal  entity.
         Preemptible Service or Preemptible Transponder: A satellite service or transponder that may be preempted at any time to restore (1) a Satellite Failure, (2) a Protected Service or Protected Transponder that becomes a transponder failure, or (3) other service offerings of The Satellite Operator, including but not limited to, construction and launch delay protection and launch failure protection. Protected Service or Protected Transponder: A service that is entitled to preempt
         a    Preemptible    Service.    A   Protected    Service   may   be   a
         Transponder-Protected  Service or a Fully Protected Service.  Protected
         Transponder: A Replacement Transponder, Preemptible Transponder or unassigned transponder used to restore a Protected Service. Replacement
         Transponder:   A  Spare   Transponder   Amplifier  and  its  associated
         components, which is accessible for purposes of restore and which is capable of carrying


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         communications traffic within the parameters as described in the
Transponder Performance
         Specifications for the transponder to be restored.
         Satellite Operator: The Company which provisions and maintains space-time on communications satellites.
         SCPC:  Single channel per carrier.
         Termination Value: The net present value as of the date of termination of this Agreement of the remaining unpaid service charges payable hereunder, computed as if this Agreement remained in effect until the Projected Termination Date, utilizing a discount rate equal to five percent (5%) per annum, plus late charges on such amount from the date of termination until payment is made in full. Transponder: A C-band radio frequency transmission channel on the satellite used to provide service to Client pursuant to the terms of this Agreement. When used in the lower case, "transponder" means a C-band or Ku-band radio frequency transmission channel on a communications satellite. Transponder Performance Specifications: The specifications for the performance of the Transponder set forth by the satellite manufacturer and operator. Transponder-Protected Service or Transponder-Protected Transponder: A satellite service or transponder that may not be preempted to restore another service or transponder, that is itself entitled to be restored by Protection Transponders on the same satellite but that is not entitled to be restored if there is no such Protection Transponder available. TT&C: Tracking, telemetry and control services for the Satellite to be provided by The Satellite Operator, including periodic station keeping and attitude control maneuvers, power management and fuel management.

3.       SCOPE
3.1 Client hereby agrees to purchase, and CCSS agrees to provide service(s) as described in Appendix A on the terms and conditions specified below and subject to the terms and conditions set forth in the Appendices and Attachments hereto, which are incorporated by reference herein and made a part hereof.

3.2 Clear Channel Satellite Services, and its subcontractors will provide Client service(s) as described in Appendix A hereto, on the Satellite Operator communications satellite designated in Appendix A ("the Satellite"). The transponder assignment will be changed only if the assigned Transponder becomes a Transponder Failure or to prevent interference by or to Client's operations. Client is responsible for providing, operating and maintaining uplink and/or downlink equipment at its location(s).

4.       TERMS AND PAYMENT
4.1 The term of this Agreement shall commence on or before the dates as set forth in Appendix A and shall end as set forth in Appendix A.
         Expiration of the term shall not terminate or discharge any pre-existing obligation of either party to the other party.

4.2 Client shall pay to CCSS the amounts listed for services described on Appendix A payable monthly in advance in accordance with Paragraph 4.3 below. Deposits are due prior to circuit initiation. Client shall make payment to CCSS by company check sent by US mail


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         or courier to Clear Channel  Satellite  Service's address as listed int his Agreement; by wire transfer to an account designated by CCSS as CCSS may from time to time specify; or by authorized company credit card as specified by client and verified by CCSS.

4.3 CCSS will render monthly bills to Client prior to the due date for payment, which shall be the first (1st) day of each month in which the service is provided. CCSS will assess a late charge of two (2) percent per month on payments not received by the due date. Clear Channel Satellite Service's failure to render bills or its delay in billing shall not relieve Client of its obligation to pay CCSS, when and as due, for all services provided hereunder or of its obligation to pay any applicable late charges. In addition to any other right CCSS may have under this Agreement, CCSS may suspend Client's service upon five
         (5) business days' notice for failure to pay any sums due to CCSS hereunder.

4.4 Monthly charges are exclusive of taxes, duties and user fees. Client shall pay directly for all taxes, duties and user fees, including any privilege or excise taxes based upon gross revenue pertaining to the service used by Client or to the satellite on which such service is provided and allocable to such service, or shall reimburse CCSS within ten (10) days of notice by CCSS for same if CCSS pays such taxes, duties or user fees.

4.5 The monthly charges shall increase by three percent (3%) over the prior year's monthly charge beginning on the first anniversary of this Agreement and at the end of each twelve month period thereafter beginning with the second payment due date and continuing with each payment thereafter.

5.       TERMS AND TERMINATION
5.1 Subject to Paragraphs 5.2 and 5.3 below, the term of this Agreement shall end on the earliest of: (1) the Projected Termination Date set forth in Appendix A of this Agreement, (2) the EOL or Replacement Date of the Satellite, or (3) the date that the Transponder or the Satellite on which Client is taking service becomes a Transponder Failure or a Satellite Failure, respectively, and Client's service cannot be restored in accordance with Appendix A unless within seven (7) days after any such event CCSS or the Satellite Operator provides service on another transponder on the Satellite or on alternate facilities provided, that, if CCSS or the Satellite Operator offers such alternate facilities on terms different from those specified herein, Client's use of such alternate facilities shall be subject to different terms.

5.2 Either Party may terminate this Agreement within ninety (90) days afte it acquires knowledge of an event listed below and upon ten (10) days prior written notice of:
         5.2.1. The FCC denies, revokes or suspends any authorization, approval, license or permit required to position or operate the Satellite, or otherwise to provide service to Client on the terms and conditions contained in this Agreement, and the Satellite Operator is unable to obtain relief from the FCC's action enabling performance of Clear Channel Satellite Service's obligations hereunder within one hundred and eighty (180) days of the government or government agency's action becoming administratively final and not subject to further government or government agency review.


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         5.2.2             The Other Party is unable to perform its obligations
 as a result of becoming
                           insolvent or the subject to insolvency proceedings,
 including without limitation,
                           if the other Party is judicially declared insolven
 or bankrupt, or if any assignment
                           is made of the other Party's property for the
 benefit of its creditors or if a
                           receiver, conservator, trustee in bankruptcy or
other similar officer is appointed by
                           a court of competent jurisdiction to take charge
of all or any substantial part of the
                           other Party's property, or if a petition is filed
 by or against the other Party under
                           any provision of the Bankruptcy Act now or hereafter
 enacted, and such
                           proceeding is not dismissed within sixty (60) days
 after filing.

5.3 In addition, CCSS may terminate this Agreement within ninety (90) days after it acquires knowledge of an event listed below and upon ten (10) days prior written notice if: 5.3.1 Client defaults in making any payment due hereunder and does not cure such default within five (5) business days of the due
 date for such payment.

         5.3.2 Client's use of the service fails to conform to the operating procedures and, in Clear Channel Satellite Service's reasonable judgment, such nonconforming use might harm the Satellite or interfere with the use of the Satellite by others and Client does not, immediately upon discovery or notification by CCSS or the Satellite Operator, bring its use into compliance with such operating procedures.

5.4 In the event Client terminates this Agreement for reasons other than as set forth in Item 5.3.1 of this Article, Client shall pay the total of the monthly amounts set forth in Appendix A for the balance of the term.

5.5 Termination of this Agreement shall not relieve either Party from fulfilling any outstanding financial obligation to the other Party under this Agreement.

6.       OPERATIONAL MATTERS
6.1 Satellite Transponder-Protected Service: If the satellite transponder utilized for this service fails (Transponder Failure), the Satellite Operator shall immediately initiate all reasonable measures, consistent with protecting the Satellite and all services provided thereon, to restore the Transponder Failure as quickly as practicable. Restoration shall be effected if technical and operational circumstances permit, in the following manner and order, on a first-needed, first-served basis: first, by utilizing similar service on any available Replacement Transponder of the same Transponder Class on the provisioned Satellite; and second, if no such Replacement Transponder is available, by using an unassigned or Preemptible Transponder of the same Transponder Class on the provisioned Satellite, if available. If no such Protection Transponder is available on the provisioned Satellite, Client's service shall not be restored on this satellite. The Transponder-Protected Transponder on which service is provided to Client may not be preempted by CCSS or by the Satellite Operator to restore another service or transponder.

6.2      Earth Station Requirements and Satellite Access Specifications:
Earth station
         requirements, satellite access specifications and operating procedures will be provided by
         CCSS prior to circuit initiation. Client agrees to conform its uplink earth station


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         transmissions  to  the  access   specifications  and  comply  with  the
         operating procedures set forth. If needed, prior to commencing use of the service provided hereunder, Client, at its expense, shall provide CCSS with any descrambling or decoding devices that may be required for signal monitoring. Unless final commission of equipment is performed by CCSS, Client must contact CCSS's Technical Operations Center and demonstrate the earth station's ability to perform in accordance with the access specifications prior to transmitting from a Client-provided earth station.

6.3 Improper Operation: In the event of any failure of Client to comply with the satellite access specifications or operating parameters stated in Appendix A, or if operation by Client interferes materially with CCSSs' other satellite services or with the Satellite Operator's use of other transponders, Client agrees to correct such improper operation immediately upon discovery or receiving notice from CCSS of the occurrence of such improper operation. The client must have available personnel able to respond at the site within 15 minutes of notification. If the client cannot support the response in the specified time frame, a serial modem is required to be connected to the transmission equipment and be accessible at all times at the site. The control modem number will be supplied to CCSS. In the event of Client's failure to discontinue, CCSS or its subcontractors may take such action as is reasonable and necessary in the circumstances to eliminate such improper operation, including suspending Client's use of the service provided hereunder, without any liability for loss or damage whatsoever, until such time as Client is able to operate in a proper manner. Client will pay to CCSS One Hundred Dollars ($100.00) for each minute improper operation continues commencing 15 minutes after Client has been notified by CCSS or the Satellite Operator of the improper operation unless Client discovers the improper operation prior to the time CCSS or Satellite Operator notifies Client, in which case the improper operation shall be measured from the time of discovery.

6.4 Action to Protect Satellite: The Satellite Operator shall have sole and exclusive control of operation of the Satellite. If circumstances occur which in the Satellite Operator's reasonable judgment pose a threat to the stable operation of the Satellite, CCSS, or the Satellite Operator shall have the right to take appropriate action to protect the Satellite, including discontinuance or suspension of operation of the Satellite, the transponder on which Client is taking service, or any other transponder, without any liability to Client, except that Client shall receive a credit computed as provided in Item 6.8.1 of this Agreement. CCSS shall give Client as much notice as practical under the circumstances of any such discontinuance or suspension. If it becomes necessary to discontinue or suspend service on one or more transponders on the Satellite, and operational circumstances allow the Satellite Operator to select the transponder or transponders to be discontinued or suspended, including the transponder on which Client is taking service, the Satellite Operator will make such selection as it sees fit without any liability to Client, except that Client shall receive a credit computed as provided in Item 6.8.1 of this Agreement. In addition, the Satellite Operator reserves the right to periodically transmit essential station keeping signals to selected transponders including Client's Transponders. Such transmissions will not degrade the performance of such receiving transponder.



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6.5      Testing:  CCSS or the Satellite  Operator may suspend service to Client hereunder on such notice as is reasonable under the circumstances for purposes of testing in connection with a failure or suspected failure of a component or subsystem of the Satellite or any transponder thereon, or in response to an order of a court or governmental agency, or to determine the cause or source of any interference. In addition, during the last four months of the Service Term, the Satellite Operator may suspend service to Client through CCSS for testing of the Satellite or a successor satellite for any purpose not contemplated by the preceding sentence, provided that such testing (i) is performed on at least two (2) week's notice to Client; (ii) is not performed for more than two (2) hours during any single twenty-four (24) hour continuum;
         (iii)  is  performed  on  days  and  at  hours   selected  to  minimize
         inconvenience to Client and Client's Designees. Client shall be granted a credit computed in accordance with Item 6.8.1 for any suspension of service pursuant to this Paragraph, except in the case of testing required by Client that does not result in discovery of any failure to meet the Transponder Performance Specifications. The Satellite Operator reserves the right to periodically transmit station keeping signals to
         selected   transponders,   including   without   limitation,   Client's
         Transponder. Such transmissions will not degrade the performance of the receiving transponders.

6.6 Applicable Law: Construction, launch, location and operation of the Satellite and the Satellite Operator's satellite system are subject to all applicable laws and regulations, including without limitation, the Communications Act of 1934, as amended, and the Rules and Regulations of the FCC. All parties shall comply with all such applicable laws and regulations.

6.7 Notices: All notices regarding technical or operational matters requiring immediate attention shall be given by telephone followed by written confirmation. Each party shall designate a point(s) of contact where the other Party may call seven (7) days a week, twenty-four (24) hours a day. All other notices and requests by one Party to the other shall be in writing and deemed to be duly given on the same business day if sent by fax, telecopy or electronic mail or hand delivered during the receiving Party's regular business hours, or on the date of receipt is sent by pre-paid overnight, registered or certified mail and delivered to the Party's address as listed below or to such other address as the Party may designate.

CCSS:                                                CLIENT:

Clear Channel Satellite Services                                SkyFrames, LLC
7042 S. Revere Parkway, Suite 450      1111 Town and Country Road, Building 30
Englewood, CO 80112                                  Orange, CA 92868
Attn:  General Manager                                    Attn:  Chet Noblett
Telephone: 303-925-1708                                 Telephone: 714-473-6736
Facsimile: 303-925-1714                                 Facsimile: 714-836-0871




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With a copy to:

Clear Channel Communications, Inc.
200 East Basse Road
San Antonio, Texas 78209
Attention:  Legal Department
Telephone:  210-822-2828
Facsimile:  210-832-3428

6.8      Interruptions:

         6.8.1 The length of an Interruption shall be measured from the time CCSS receives notice of same from Client until service is restored
..  All interruption reports are
                           subject to confirmation by the Satellite Operator.
 Only interruptions of the
                           satellite service are covered; interruptions due to
 Client's equipment problems are
                           not.  Credit for an Interruption of one day shall
 be 1/30 of the monthly charge.
                           CCSS or the Satellite Operator will provide Clien
 with written confirmation of
                           the date and length of any Interruption.  Credit
 for Interruptions to and including
                           twenty-four (24) hours will be allowed as follows:


                  Length of Interruption                                                Credit
                  Less than 15 minutes                                                  None
                  15 minutes up to but not including 3 hours                                     1/10 day
                  3 hours up to but not including 6 hours                                        1/5 day
                  6 hours up to but not including 9 hours                                        2/5 day
                  9 hours up to but not including 12 hours                                                3/5 day
                  12 hours up to but not including 15 hours                                               4/5 day
                  15 hours up to 24 hours inclusive                                              One day

         6.8.2 No more than one day's credit will be allowed for any period aggregating twenty-four (24) hours. Credit will be allowed in one-fifth (1/5) day multiples for each three (3) hour period of Interruption or fraction thereof for Interruptions in excess of twenty-four (24) hours.

         6.8.3             No credit shall be payable for  Interruptions  due to
                           (i) the fault of Client or any  Client  third  party,
                           (ii) the failure or unavailability of Client's services or equipment, or satellites, transponders, facilities, services or equipment furnished to Client by any other entity, (iii) sun outage or rain fade,
                           (iv) suspension of service made in accordance with this Agreement, or (v) any cause for which CCSS is otherwise not responsible.

6.9 Indemnification: During any period Client, Client's successors, subcontractors or transferees ("Client's Designees") access any transponder, Client shall indemnify and hold CCSS and its affiliates, their respective officers, directors, employees and agents harmless from and against all loss, liability, damage, claims and expense, including but not limited to attorneys, fees and disbursements, arising from or related to: (i) claims for libel, slander, infringement of copyright or other intellectual property rights arising from the communications transmitted by Client or Client's Designees; and (ii) any other claim arising from any use of the service provided to Client or Client's Designees.

7.       CONTENT OF TRANSMISSIONS

7.1 Client will not use the service, and will not authorize or permit Client's Designees to use the service to transmit unlawful programming of any nature. Client and Client's Designees will not transmit communications containing "sexually explicit conduct" as defined in 18 U.S.C. ss. 2256 (2) unless the depiction or description of such conduct in a communication is integrally related to and advances the thematic content of the communication and such content has serious literacy, artistic, political or scientific value.

7.2 CCSS or the Satellite Operator may terminate, prevent or restrict any communications using the service provided hereunder as a means of transmission if such actions (i) are undertaken at the request or by direction of a governmental agency (including the FCC), or (ii) are taken subsequent to the institution against CCSS, the Satellite Operator, Client, or Client's Designees, any legal entity affiliated with any of them or any of the directors, officers, agents or employees of the Parties, Client's Designees or their affiliates, of criminal, civil or administrative proceedings or investigations based upon the content of such communications.

7.3 CCSS or the Satellite Operator may terminate, prevent or restrict any communications using the service provided hereunder as a means of transmission if (i) such actions are reasonably appropriate to avoid violation of applicable law; or (ii) there is a reasonable risk that criminal, civil or administrative proceedings or investigations based upon the content of such communications will be instituted against CCSS or the Satellite Operator, any affiliated company, or any of the directors, officers, agents or employees of CCSS or the Satellite Operator or their affiliated companies; or (iii) such communications will expose CCSS or the Satellite Operator to costs, expenses, liability, damages, fines or other penalties from which CCSS in its sole discretion or the Satellite Operator is not adequately protected by arrangements for compensation, indemnity and insurance provided by Client. Under the circumstances set forth in the preceding sentence, CCSS shall provide two days' advance notice to Client that it intends to take action to terminate, prevent or restrict such communications, in which event Client or Customer's Designees, as appropriate, may, during the period of notice, suspend, and agree to continue to suspend, use of the service to transmit any communications which is the subject of the notice, and any communications of a similar nature until such time as, in the opinion of the Satellite Operator's counsel, the communications can be resumed without risk, in which event CCSS will not terminate, prevent or restrict such communications so long as Client and Client's Designees, as appropriate, remain in compliance with the terms of said agreement and this Article.

7.4 A decision by CCSS or the Satellite Operator at any time that action to terminate, prevent or restrict communications is or is not warranted shall not operate to, or be deemed to, limit or waive CCSS or the Satellite Operator's right to take or not take action at another time to terminate, prevent or restrict communications.

7.5 In the event any criminal, civil or administrative proceeding or investigation or claim of any kind is instituted against CCSS or the Satellite Operator, any affiliate thereof, or any of the directors, officers, agents or employees of CCSS or the Satellite Operator or its affiliates (the "Indemnified Parties"), based upon the content of any communications which is transmitted using the service provided hereunder, Client shall indemnify and save harmless the Indemnified Parties from all costs, expenses (including attorney fees and disbursements and expert witness fees), liabilities and damages of any nature, including without limitation, to the extent permitted by law, any fines or other penalties resulting from or arising out of such proceedings or investigations. CCSS or the Satellite Operator shall have the right, but not the obligation, to require Client to conduct the defense of CCSS and the Satellite Operator in any such proceedings or investigations at the expense of Client. If CCSS or the Satellite Operator elects to conduct its own defense, Client shall nevertheless remain liable for all costs, expenses, liabilities and damages resulting from or arising out of such proceedings or investigations.

8.       LIMITATION OF LIABILITY
         Client hereby acknowledges and agrees that CCSSs' entire liability under this Agreement is limited as set forth below:

         8.1 No warranties, expressed, implied, or statutory, including any warranty of merchantability or fitness for a particular purpose, apply to the service provided hereunder or the equipment and facilities used to provide such service. As a material condition of receiving service hereunder at the price specified herein, and in regard to any and all causes arising out of or relating to this Agreement, including but not limited to claims of negligence, breach of contract or warranty, failure of a remedy to accomplish its essential purpose or otherwise, Client agrees that CCSSs' entire liability for damages or losses arising out of mistakes, omissions, interruptions, delays, errors or defects of any kind with respect to its performance of this Agreement, or the use or operation of the Satellite, the transponder used to provide service to Client hereunder, or of other satellites, transponders, facilities, services or equipment furnished to Client by, including but not limited to TT&C facilities or services, or anything done in connection therewith, regardless of whether occasioned by CCSS or The Satellite Operator's negligence, shall be limited to a refund or waiver of the applicable charges for service.

         8.2 CCSS and its suppliers and subcontractors shall not be liable in connection with this Agreement for any indirect, incidental, consequential, special, punitive or other similar damages (whether in contract, tort, strict liability or under any other theory of liability) including but not limited to cost of substitute services or facilities, loss of actual or anticipated revenues or profits, loss of business, clients or good will, or damages and expenses arising out of third party claims. The foregoing exclusion shall apply even if CCSS has been advised of the possibility of such damages.

         8.3 Neither Party shall be liable to the other for any failure of or delay in performance hereunder due to causes beyond its reasonable control. These causes include but are not limited to: acts of God, fire, flood or other natural catastrophes; the need to comply with any law or any rule, order, regulation or direction of the United States Government, or of any other government, including state and local governments having jurisdiction over either Party, or of any department, agency, commission, bureau, court or other instrumentality thereof, or of any civil or military authority; national emergencies; insurrections; riots; acts of war; quarantine restrictions; embargoes; or strikes, lockouts, work stoppages or other labor difficulties.

9.       GENERAL PROVISIONS

         9.1 Amendments: This Agreement may only be amended in writing with specific reference to this Agreement which has been signed by authorized representatives of the parties involved.

         9.2 No Third Parties: Nothing contained in this Agreement shall be deemed or construed by the Parties or by any third party to create any rights, obligations or interests in third parties; or to create the relationship of principal and agent, partnership or joint venture or any other fiduciary relationship or association between the Parties.

         9.3 Non-Waiver: No failure on the part of either Party to notify the other Party of any noncompliance hereunder, and no failure on the part of either Party to exercise its rights hereunder shall prejudice any remedy for any subsequent noncompliance, and any waiver by either Party of any breach or noncompliance with any term or condition of this Agreement shall be limited to the particular instance and shall not operate or be deemed to waive any future breaches or noncompliance with any term or condition. All remedies and rights hereunder and those available in law or in equity shall be cumulative and the exercise by a Party of any such right or remedy shall not preclude the exercise of any other right or remedy available under this agreement in law or in equity.

         9.4 Headings: All headings in this Agreement are inserted as a matter of convenience and for reference purposes only, are of no binding effect, and in no respect define, limit or describe the scope of this Agreement or the intent of any article, paragraph or subparagraph hereof.

         9.5 Counterparts: This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each were upon the same Agreement.

         9.6 Execution and Assignment: Each party shall bear its respective costs and expenses in connection with the preparation, execution, delivery and performance of this Agreement. Client shall not assign or transfer its rights or obligations under this Agreement without CCSSs' prior written consent. This Agreement shall inure to the benefit of and shall be binding upon the Parties and their allowed successors and assignees.

         9.7 Choice of Law, Waiver of Jury Trial: This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State. The Parties shall not raise in connection therewith, and hereby waive, any defenses based upon the venue, inconvenience of forum, the lack of personal jurisdiction, the sufficiency of service of process (as long as notice of such action or suit is furnished in accordance with Section 5 of this Agreement) or the like in any such action or suit. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUCH ACTION OR SUIT.

         9.8 Licensing: Each Party will be solely responsible for obtaining or maintaining all regulatory licenses, approvals, and permission necessary for the provision of its services and facilities.

         9.9 Force Majeure: Neither Party shall be liable to the other for any loss or damage resulting from delay or failure to perform its obligations under this Agreement, or any contract hereunder, either in whole or part, where such delay or failure shall be due to causes beyond its reasonable control including, but not limited to war, riots or other acts of civil disobedience, insurrection, acts of God, restraints imposed by governments or any other supranational legal authority, or any other industrial or trade disputes, fires, explosions, storm, floods, lightning, earthquakes, and other natural calamities.

         9.10 Non-Disclosure of Terms: The Parties shall hold this Agreement and the terms hereof in strict confidence and neither Party shall disclose to third parties the prices, payment terms, schedules, and other terms and conditions of this Agreement without the written consent of the other Party except as required by Government review or audit.

         9.11 Entire Agreement: This Agreement, including all Appendices and Attachments, represents the entire understanding and agreement between the Parties with respect to the subject matter hereof, supersedes all prior negotiations and agreements between the Parties concerning that subject matter, and can be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement and which is signed by both parties.

10.      REMEDIES
         The parties agree to negotiate in good faith within two weeks of the execution of this document an appropriate remedy, if required.

         Client waives any right it may have to delay any payment obligation.

IN WITNESS WHEREOF, the Parties have executed this Agreement, effective on the date first below written.

ACCEPTED AND AGREED TO:



Authorized Signature                             Date         Title



Printed Name                                                  Organization

ACCEPTED AND AGREED TO:



Authorized Signature                             Date         Title



Printed Name                                                  Organization

                                   APPENDIX A
Circuit ID#:
COMPANY:  SkyFrames, LLC

Description of Service(s):
    (degree)      Satellite Bandwidth and power for data transmission purposes.
          (degree)      SCPC duplex space segment
Specifications:

1         Satellite Name:                          AMC-4
          1.1    Orbital Location:                 101 West
          1.2    Transponder:                      13
          1.3    Service:                          Preemptible (Special Terms)
2         Channel Bandwidth:                       3 MHz                                2 MHz
          2.1    DL EIRP(1):                       31 DBW                               29 DBW
          2.2    Data Rate:                        2.5 mbps                             32/384 kbps
                                                                                          TDMA
          2.3    Coding:                           3/4 Rate FEC, Viterbi + RS
          2.4    Modulation:                       QPSK
          2.5    Limited by:                       Bandwidth
          2.6    Uplink Frequency:                 14.276500 MHz                        14.259000 MHz
          2.7    Downlink Frequency:               11.976500 MHz                        11.958000 MHz
          2.8    Uplink Polarization:              Horizontal                           Horizontal
          2.9    Downlink Polarizations:           Vertical                             Vertical
3         TX E/S Name:                             PacAmTel 4.1 M                       TDMA Network
          3.1    Teleport Location:                Nuevo, CA                            North America
          3.2    Antenna Size(s):                  4.1 Meter                            1.8 Meter
4         Term of Contract:                        Month-to-month (2 month minimum)
          4.1    Contract Start Date:              October 1, 2002
          4.2    Contract End Date:                Self-renewing 30 day term based on
                                                   1st month billing cycle

Note: Submission of these execution copies to you does not constitute an offer by Clear Channel Satellite Services and the capacity referenced therein remains subject to availability until such time as the Agreement has been fully executed.

Circuit ID:      Non-MRC(A)                        Deposit (1 Month (B)                 MRC (C)
                 *Special Terms                    *Special Terms                       *Special Terms

(A)  Due prior to circuit initialization         Technical Contact Name:                      Gilbert J. Fin
(B)  Due prior to circuit initialization         Technical Contact 24-hr. Phone No.           1-714-342-8518
(C)  Due on or before the 1st of each month      Control Modem Number(2)                      _______________



Duly Authorized Representative                Duly Authorized Representative
Clear Channel Satellite Services                       SkyFrames, Inc.
Name:  Don Harms                                            Name:  Chet Noblett
Title:  UPGM                                                  Title:
Date:  10/10/02                                               Date:

(1) As measured at Clear Channel Satellite Service's Network Operations Center in Denver, Colorado
(2) The client must have available personnel able to respond at the site within 15 minutes of notification. If the client cannot support the response in the specified time frame, a serial modem is required to be connected to the transmission equipment and accessible at all time at the site. The control modem number will be supplied to Clear Channel Satellite Services.

*SPECIAL TERMS:

1. CCSS will provide bandwidth on a preemptible basis for use by the SkyFrames VSAT network as detailed herein. SkyFrames will have first right on refusal to covert the bandwidth to a non-preemptible status based on CCSS terms and conditions.
2. SkyFrames will pay a deposit in the amount of $6,000 to CCSS based on CCSS terms and conditions.
3. CCSS will bill monthly in advance for a minimum of $5,820) or per special terms #5 and #6, which ever is greater.
4.       All clients will execute a separate Service Agreement with SkyFrames.
5. SkyFrames will bill all clients directly and all client payments will be sent directly to SkyFrames. SkyFrames will provide a monthly report from the satellite platform NMS and a summary detailing all network usage, invoicing and payment activity approved by SkyFrames' CPA for each month of operation.
6. CCSS will receive 75% and SkyFrames will receive 25% of the gross monthly service revenues that are actually paid by clients and received by SkyFrames.
7. If either party sells equipment then they will receive the income from that sale, less a new customer set-up fee, which shall be paid to SkyFrames.
8. Each company is responsible for its own obligations and shall not obligate the other without explicate written permission.
9. CCSS will have the exclusive right to acquire SkyFrames for 24 months after 18 months operations at one time gross annual sales or fair market value, whichever is greater.
10.      Any dispute would be settled by binding arbitration.
11. The suggested pricing for selling VSAT service is outlined below. If SkyFrames sells VSAT service below the following price schedule they will seek CCSS approval, which will not be reasonably withheld.
12. CCSS recognizes that SkyFrames is a public company and agrees to jointly release publicly a CCSS approved news release explaining the new relationship.

Domestic USA Monthly RecurringInternational Monthly Recurring

Data Rates
16 kbps CIR                $    441                          $     586
32 kbps CIR                     489                                658
64 kbps CIR                     585                                802
128 kbps CIR                    776                              1,089
192 kbps CIR                    968                              1,376
256 kbps CIR                  1,160                              1,664
384 kbps CIR                  1,543                              2,239

Domestic USA Install International Install Per Remote $ 1,200 TBD Contingent on Standard Install and Client provides on site assistant.